Exhibit 99.1

VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is made as of the [ ] day of [     ], 2024, by and between Advance Magazine Publishers Inc. (together with its successors, “Advance”) and Steven Huffman (“Huffman”).
RECITALS
A.    Reddit, Inc., a Delaware corporation (together with its successors, the “Company”), filed a Registration Statement on Form S-1 (as amended, the “Registration Statement”) in connection with the Public Offering (as defined below) on February 22, 2024.
B.    Huffman and Advance have set forth certain matters for which Advance shall grant a proxy to Huffman to vote all Shares (as defined below) of the Company in the manner set forth herein. “Shares” means, effective upon the closing of the Public Offering, all of the Equity Securities of the Company entitled to vote on the matters set forth herein that are beneficially owned by Advance or its Permitted Transferees (defined below). All of the Shares will be identified on Exhibit A in the format as set forth therein, as updated by Advance and verified by the Company or Huffman upon written request. The failure to so identify any Shares shall not relieve Advance or Huffman from their respective obligations set forth in this Agreement nor deprive Advance or Huffman of their respective rights under this Agreement.
C.    Concurrently herewith, Advance, Huffman and the Company are entering into that certain Governance Agreement in respect of certain governance matters of the Company.
D.    The parties hereto desire to enter into this Agreement as of the date hereof and this Agreement shall become effective immediately prior to the effectiveness of the Company’s Registration Statement on Form 8-A filed under the Exchange Act (as defined below) in connection with the Public Offering.
AGREEMENT
NOW, THEREFORE, the parties agree as follows:
1.    Voting Arrangements.
1.1    Huffman (a) shall use his reasonable best efforts to cause individuals nominated or identified by Advance to be directors (“Directors”) on the board of directors (the “Board”) of the Company (the “Advance Designees”) to be elected as Directors by the Board and receive the recommendation of the Board to be nominated for election to the Board by the Stockholders and (b) shall vote all Equity Securities beneficially owned by Huffman that are entitled to vote for the election of Directors in favor of the Advance Designees in connection with any election of Directors to the Board, whether at a meeting of stockholders of the Company or through the solicitation of a written consent of stockholders of the Company (whether of any individual class of stock or of multiple classes of stock voting together) for the election of directors; provided that in each case, the Advance Designees are reasonably acceptable to Huffman and Huffman shall notify Advance of such acceptance (or rejection) of any Advance Designee, if applicable, in sufficient time for Advance to designate an alternative Advance Designee to be included as one of the Directors nominated to the Board that are recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected. In the event that the Board fails to approve the nomination of any Advance Designee pursuant to its nomination procedures required by applicable Law, Advance shall have the right to designate one or more alternative Advance Designees for consideration until such nominee is so approved by the Board and Huffman’s obligations as set forth in this Section 1.1 with respect to an Advance Designee shall apply to any such alternative Advance Designee until such time as all Advance Designees have been elected to the Board. Advance will not, without the consent of Huffman, nominate or vote for any person as a director of the Company who is not an Advance Designee in accordance with this Section 1.1, a Huffman Nominee in accordance with Section 1.2 or who has not been nominated by the then incumbent directors.
1.2    Advance (a) shall, subject to the election of the Advance Designees to the Board, use its reasonable best efforts to cause the candidates nominated or identified by Huffman (the “Huffman Nominees”) to be elected as Directors by the Board and receive the recommendation of the Board to be nominated for election to the Board by the Stockholders and (b) shall grant Huffman the right to vote all Shares that are entitled to vote for the election of Directors in favor of the Huffman Nominees and Advance Designees in connection with any election of Directors to the Board, whether at a meeting of stockholders of the Company or through the solicitation of a written consent of stockholders of the Company (whether of any individual class of stock or of multiple classes of stock voting together) for the election of directors; provided that in each case, the Huffman Nominees are reasonably acceptable to Advance or Advance shall have notified Huffman of any rejection of a Huffman Nominee, if applicable, in sufficient time for Huffman to designate an alternative Huffman Nominee to be included for election to the Board and such alternative Huffman Nominee is reasonably acceptable to Advance.
1.3    In addition and subject to Section 1.2, following the Public Offering, Huffman shall have the right to vote all the Shares in Huffman’s sole discretion, on all matters submitted to a vote of stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together) (the “General Matters”), excluding the matters described in Section 1.1, the matters defined as Mutual Matters in Section 1.4, and the matters described in Section 1.5 (the “Advance Matters”).
1.4     Prior to Advance exercising any rights it may have under the Governing Documents, or otherwise, to approve a Mutual Matter (as defined below), Advance and Huffman shall use their respective reasonable efforts to mutually agree upon how Advance shall exercise such right; provided that if any Mutual Matter for which Advance and Huffman have mutually agreed as to the exercise of Advance’s right to approve such Mutual Matter is submitted to a vote of stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together), then Advance shall grant Huffman the right to vote all Shares that are entitled to vote for such Mutual Matter in a manner consistent with how Advance and Huffman have mutually agreed the vote for such Mutual Matter shall be cast. If Huffman and Advance, each acting reasonably, cannot agree on the exercise of Advance’s right to approve a Mutual Matter, then Advance shall be permitted to exercise its right to approve a Mutual Matter in its sole discretion. The following matters are the “Mutual Matters”:
(a)    (x) any issuances of Equity Securities of the Company, which in the aggregate represent (or are securities that are convertible into or exercisable or exchangeable for Equity Securities that represent) more than 10% of the voting power of the Equity Securities beneficially owned by Advance (and its Permitted Transferees) as of and upon the closing of the Public Offering, as set forth in the final prospectus related thereto (after giving effect to any exercise of the underwriters’ over-allotment option), or (y) the establishment of any new class of Equity Securities; provided that the separate approval of Advance shall not be necessary for the issuance of Equity Securities issuable upon the conversion of convertible Equity Securities previously approved by Advance under this sub-clause (a)(x); and provided, further, that the approval of Advance shall not be required for (i) the issuance of Equity Securities to be issued to employees of the Company pursuant to a customary employee stock purchase plan or similar stock purchase program or employee equity plan that are consistent with equity burn rates for publicly traded companies in the Company’s industry, or (ii) the issuance of compensatory Equity Securities to Huffman, in each case of clauses (i) and (ii), that are approved by the Company’s compensation committee;
(b)    any amendments to the Governing Documents that would adversely impact Advance’s rights thereunder;
(c)    (i) a Change of Control of the Company or (ii) any other merger, consolidation, business combination, sale or acquisition of the Company with or into a Person other than the Company and its subsidiaries, that results in changes in the rights or preferences of the holders of Equity Securities;
(d)    the liquidation, dissolution, or winding up of the business operations of the Company;
(e)    the submission to any of the Company’s stockholders of any proposal to effect the conversion of all then-outstanding shares of Class C Common Stock into an equivalent number of fully paid and nonassessable shares of Class A Common Stock, pursuant to Section 7.3 of Part A of Article V of the PubCo Charter or otherwise; and
(f)    any other matters that require the approval of Advance as may be included, from time to time, in the Governing Documents and/or an agreement among the stockholders of the Company entered into at the time of or following the Public Offering.
1.5    Notwithstanding anything to the contrary in Section 1.4, for the avoidance of doubt, Huffman shall not have any prior approval or voting rights with respect to the Shares for the following Advance Matters, for which Advance shall retain the approval and voting rights in respect of the Shares: any action by the Company terminating, reducing or enlarging the responsibilities of, or electing, appointing or removing, the Chief Executive Officer of the Company.
1.6    The Company and Huffman will provide Advance with prompt written notice of any matter on which Huffman votes Shares along with a copy of the applicable written consent or minutes of the Company’s stockholders within five (5) Business Days of such vote.
2.    Advance Voting. Huffman agrees to vote the Shares on all matters as to which Huffman is entitled to vote hereunder in accordance with this Agreement, provided that prior to the termination of this Agreement, Advance agrees that in the event Huffman provides explicit written notice to Advance that it will not vote the Shares under this Agreement with respect to any such matters, or Huffman provides explicit written notice to the Company and Advance that Advance shall be permitted to vote the Shares with respect to any such matters in a manner other than as Huffman instructs, Advance shall be entitled to vote any of the Shares with respect to any such matters (in person, by proxy or by action by written consent, as applicable) in its sole discretion.
3.    Irrevocable, Exclusive Proxy and Power of Attorney. To secure Advance’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, Advance hereby appoints Huffman, as Advance’s true and lawful and proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all the Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of Advance. The proxy and power granted by Advance pursuant to this Section are coupled with an interest and are given to Huffman to secure the performance of Advance’s duties under this Agreement. The aforesaid proxy and power will be irrevocable and exclusive for the term commencing on the date hereof ending on the date this Agreement is terminated pursuant to Section 5.1. Advance will not grant a proxy to any other party in regard to the matters contemplated hereby. This proxy and power will survive the merger, consolidation, conversion or reorganization of Advance or any other entity holding the Shares.
4.    Additional Representations, Covenants and Agreements.
4.1    Transfers by Advance. Except for any Transfers that result in the conversion of shares of Class B Common Stock into Class A Common Stock, each transferee, assignee, or other recipient (whether by transfer, assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance or any other form of disposition (a “Transfer”)) of any Shares (or any interest therein) shall receive such Shares subject in all respects to the terms hereof, and, as a condition precedent to such Transfer, each such transferee, assignee or other recipient shall execute and deliver to Huffman and the Company an agreement substantially in the form of this Agreement.
4.2    Legends. To the extent any of the Shares are certificated, each certificate representing the Shares shall bear the following legend, in addition to any legends that may be required by state or federal Laws or the terms of the Governing Documents or any voting or other agreements that apply to Advance:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A GOVERNANCE AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) AND A VOTING AGREEMENT BETWEEN ADVANCE MAGAZINE PUBLISHERS INC. AND STEVEN HUFFMAN WHICH INCLUDES PROVISIONS POTENTIALLY RESTRICTING ADVANCE MAGAZINE PUBLISHERS INC.’S RIGHT TO VOTE OR TRANSFER AN INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID GOVERNANCE AGREEMENT AND VOTING AGREEMENT.”
4.3    Stock Splits, Dividends, Etc. In the event of any issuance of shares of the Company’s Equity Securities hereafter to Advance in respect of the Shares (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such securities shall automatically become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.2.
4.4    Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at Law for such breach or threatened breach.
4.5    Securities Laws, Rules and Regulations. Advance and Huffman agree and understand that Advance and/or Huffman may become subject to the registration and/or reporting requirements, rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act and/or any state and federal securities Laws (collectively with the Exchange Act and the Securities Act, the “Securities Laws”). Advance and Huffman agree to use their respective commercially reasonable efforts to comply with the Securities Laws and to reasonably assist each other in complying with the Securities Laws in a timely and prompt manner. In furtherance of the foregoing, Advance and Huffman agree to use their respective commercially reasonable efforts to provide each other with prompt notice of any acquisitions, dispositions, or other transactions related to Equity Securities of the Company in which they participate.
4.6    Effectiveness. If the closing of the Public Offering does not occur prior to the date that is six (6) months after the date of this Agreement, this Agreement shall be null and void as though never made and no party hereto shall have any obligations to the other party hereto in respect of this Agreement.

5.    Termination.
5.1    Termination Events. This Agreement shall automatically terminate upon the earliest to occur of:
(a)    the date on which Huffman is no longer the Chief Executive Officer of the Company;
(b)    the completion of the liquidation, dissolution or winding up of the business operations of the Company or upon a Change of Control;
(c)    the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;
(d)    the date when (x) Advance and its Permitted Transferees cease to, in the aggregate, beneficially own at least fifty percent (50%) of the number of outstanding Equity Securities of the Company held by Advance as of and upon the closing of the Public Offering, as set forth in the final prospectus related thereto (after giving effect to any exercise of the underwriters’ over-allotment option) and (y) the outstanding Class B Common Stock, in the aggregate, represents less than seven and one-half percent (7.5%) of the aggregate of the then-outstanding Class A Common Stock and Class B Common Stock of the Company; and
(e)    the Expiration Date.
For purposes of calculating the outstanding shares of capital stock of the Company in this Section 5.1, the number of outstanding shares shall be based on the number of shares reported as outstanding in the most recent filing made by the Company with the U.S. Securities and Exchange Commission pursuant to the Exchange Act or the Securities Act, as applicable, containing such information.
5.2    Removal of Legend. At any time after the termination of this Agreement in accordance with Section 5.1, any holder of a stock certificate legended pursuant to this Agreement may surrender such certificate to the Company for removal of the legend.
6.    Miscellaneous.
6.1    Defined Terms. For purposes of this Agreement, as used herein, the following terms have the following meanings:
(a)    Advance Entity” means (i) Advance Magazine Publishers Inc., (ii) any Newhouse Person and (iii) any Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of any of the foregoing. For the avoidance of doubt, references to the ownership or beneficial ownership by any Advance Entity of any securities or control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of such Advance Entity) or beneficial ownership of such securities or control of such voting power by the Advance Entities collectively.

(a)    “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.
(b)    “beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; “beneficially owns,” “beneficially owned,” and “beneficial ownership” shall have correlative meanings.
(c)    “Business Day” means a day other than a Saturday, Sunday, federal or California State holiday or other day on which commercial banks in California are authorized or required by Law to be closed for business; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.
(d)    “Bylaws” means the bylaws of the Company, as amended and/or restated from time to time.
(e)    “Change of Control” means, with respect to the Company, (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or intellectual property (determined on a consolidated basis), (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the Voting Securities of the Company (or voting securities of the surviving or acquiring entity), (iii) any Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding Voting Securities, or (iv) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing and as a result of such closing, such Person or group of affiliated persons would hold fifty percent (50%) or more of the Voting Securities of the Company (or voting securities of the surviving or acquiring entity); provided, however, that there shall not be a Change of Control hereunder if (A) the sole purpose of a transaction is to change the state of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately prior to such transaction or (B) one or more Advance Entities or, in the event Advance Entities and Huffman are deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act, one or more Advance Entities and Huffman, becomes the beneficial owner of fifty percent (50%) or more of the Voting Securities.

(f)    “Chief Executive Officer” means (i) Huffman so long as he is the chief executive officer of the Company and (ii) following the date on which Huffman is no longer the chief executive officer of the Company, the individual appointed by the Board to be chief executive officer of the Company.
(g)    “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.
(h)    “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.
(i)    “Common Stock” means, collectively, the shares of Class A Common Stock, Class B Common Stock and Class C common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.
(j)    “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities of that Person, by agreement, or otherwise. The terms “controls”, “controlled” and “controlling” will have corresponding meanings.
(k)    “Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and any other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting, and regardless of whether any such option, award or right is vested or whether any conditions to the exercise of the rights conferred thereby have been met.
(l)    “Expiration Date” means the tenth anniversary date of this Agreement, provided however, such Expiration Date shall be automatically extended for a one-year term and annually thereafter for one year terms, unless at least sixty days prior to the applicable Expiration Date, Advance or Huffman have provided notice to the other party indicating their intention to have the Agreement expire as of the next applicable Expiration Date.
(m)    “Governance Agreement” means the Governance Agreement, dated as of [     ], 2024, by and among Advance, Huffman and the Company, as may be amended from time to time.

(n)    “Governing Documents” means the PubCo Charter and Bylaws, as may be amended from time to time.
(o)    “Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.
(p)    “Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
(q)    “Newhouse Person” means any (i) individual that is a lineal descendent (including adoptees) of Meyer and Rose Newhouse, a spouse or surviving spouse of any such descendants, or the estate of any of the foregoing individuals; and (ii) any trust, corporation, limited liability company, partnership or other entity which is primarily (directly or indirectly) owned, controlled or established for the benefit of one or more individuals or estates described by the foregoing clause (i).
(r)    “Permitted Transferees” shall mean any Advance Entity.
(s)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.
(t)    “PubCo Charter” means the Company’s amended and restated certificate of incorporation to be filed and effective in connection with the consummation of the Public Offering, as may be amended from time to time.
(u)    “Public Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock or a direct listing of its Common Stock on a national securities exchange pursuant to an effective registration statement under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan).
(v)    “Registration Statement” has the meaning set forth in the Recitals.
(w)    “Securities Act” means the Securities Act of 1933, as amended.

(x)    “Voting Securities” means the Common Stock (excluding the Company’s Class C common stock, par value $0.0001 per share) and any other securities of the Company entitled to vote generally in the election of directors of the Company.
6.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated; (ii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (iii) the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement; (v) the term “or” is not exclusive; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vii) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided therein; (viii) words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders; (ix) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (x) any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended, unless otherwise specifically indicated; (xi) references to a Person are also to its permitted successors and assigns; and (xii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
6.3    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of Advance. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the respective successors and permitted assigns of Advance and Huffman any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may not be assigned by either party hereto without the written consent of Huffman and Advance. Notwithstanding any provision of this Agreement to the contrary, the creation of a new holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately prior to such transaction shall not require the prior written consent of either party hereto and such new holding company shall be deemed to be the Company under this Agreement

6.4    Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of Advance and Huffman. Any amendment or waiver effected in accordance with this Section shall be binding upon Huffman, Advance, and the successors to and assigns of Advance.
6.5    Notices. Notwithstanding anything to the contrary contained herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient and received on the earlier of (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) seven (7) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) three (3) Business Days after deposit with an internationally recognized courier, freight prepaid, specifying prompt delivery, with written verification of receipt, provided that any such notice provided under clause (c) or (d) above shall be accompanied by a copy to be delivered by electronic mail. Such time periods stated herein shall be calculated based on the time zone of the sender. All communications shall be sent to the respective parties address or e-mail address as set forth on the signature page hereto, or as subsequently modified by written notice. Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.
6.6    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the parties hereto agree to renegotiate such provision in good faith. In the event that the parties hereto cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
6.7    Governing Law; Jurisdiction; Venue; WAIVER OF JURY TRIAL; Remedies.
(a)    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(b)    Each party hereto hereby consents to service of process being made through the notice procedures set forth in Section 6.5 and agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the parties’ respective addresses set forth on the signature page hereto shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
(c)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.
(d)    The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that each Party may in its sole discretion seek specific performance or injunctive relief in addition to any other remedies for at Law in order to enforce or prevent any violation of the provisions of this Agreement. All remedies under this Agreement afforded to any Party shall be cumulative and not alternative.
6.8    Counterparts. This Agreement may be executed and delivered by electronic signature or transmission in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same instrument.
6.9    Further Assurances. The parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
6.10    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
6.11    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties hereto is expressly canceled.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first set forth above.

ADVANCE MAGAZINE PUBLISHERS INC.

By: ________________________________________
Name: Steven Newhouse
Title: President

Address for Notices:

Advance Legal
One World Trade Center, 43rd Floor
New York, New York 10007
Attn: Chief Legal Officer
Email: XXX
[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first set forth above.

By:

Name:	Steve Huffman

Address for Notices:

Email:
[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A
Shares

Stockholder Registration	Type of Shares	Number of Shares
Advance Magazine Publishers Inc.	[To be completed upon closing of the Public Offering]	[To be completed upon closing of the Public Offering]